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IDEX Corporation Announces Leadership Transition

Eric Ashleman Appointed Chief Executive Officer, Effective December 15, 2020; Andrew Silvernail to Step Down to Pursue New Opportunity

William Cook Appointed Non-Executive Chairman of the Board

NORTHBROOK, IL – (BUSINESS WIRE) – October 27, 2020 – IDEX Corporation (NYSE: IEX) today announced that Eric D. Ashleman has been appointed Chief Executive Officer, effective December 15, 2020. Mr. Ashleman has served as IDEX’s Chief Operating Officer since February 2015 and President since February 2020. He will continue to hold the title of President in his new position. This announcement follows the decision by Andrew K. Silvernail to step down as Chief Executive Officer and as a member of the IDEX Board of Directors, effective December 15, 2020, to pursue an opportunity at a privately held company. In connection with today’s announcement, Mr. Ashleman will join the IDEX Board on December 15, 2020.

The Company also announced today that William M. Cook has been named Non-Executive Chairman of the IDEX Board, effective December 15, 2020. Mr. Cook, who joined the IDEX Board in 2008, currently serves as Lead Independent Director and a Member of the Board’s Audit Committee.

“Eric is an inspiring leader with extensive knowledge of our business, deep insights into our market opportunities and a passion for bringing out the best in our people and delivering innovative solutions to our customers,” said Mr. Cook. “During his nearly 13-year tenure at IDEX, including serving as our COO for the past five years, Eric has played an integral role in developing the IDEX Difference, building our team and delivering excellence for our customers and shareholders. Over the last five years, Eric has worked closely with Andy and the entire management team, and his promotion to CEO is the natural outgrowth of our Board’s succession planning and leadership development processes. Eric is the ideal choice to build upon IDEX’s track-record of success.”

“I am honored to be named IDEX’s CEO during this important time in the Company’s history,” said Mr. Ashleman. “Over the last five years, I have had the pleasure to work alongside Andy and learn firsthand what it takes to successfully grow our business. While the economic environment remains challenging, IDEX has a strong foundation and remains uniquely advantaged to succeed due to our resilient business model, highly engineered product portfolio, diversified and global end markets and the deep bench of talent that exists throughout the organization. I am very excited to work closely with the Board and management team to drive IDEX toward future growth, continued industry leadership and sustained shareholder value creation.”

Mr. Cook continued, “On behalf of the Board and management team, I want to thank Andy for the great vision and business execution he brought to IDEX over the last nine years as our Chairman and CEO. Andy positioned IDEX as an industry leading global operating company by building a platform for growth, putting people first and extending our reach into diverse end markets. Andy’s leadership transformed IDEX and resulted in an increase of over 530 percent in total shareholder returns during his tenure as well as the addition of IDEX to the S&P 500. Throughout his time with IDEX, Andy has earned the respect of our entire organization and Board, and we wish him continued success in his next role and future endeavors.”

“It has been a privilege to serve as IDEX’s Chairman and CEO and work alongside our incredibly talented team for the last nine years,” said Mr. Silvernail. “Together, we have accelerated our transformation from an acquisition-based holding company into a high-performing, global enterprise that improves lives on a daily basis with our trusted solutions. Each step of the way, Eric and I have been aligned on the Company’s strategy and future growth potential, and I am confident that his transition to the CEO role will be seamless. The future is bright for IDEX, and I look forward to the Company’s future success under Eric’s leadership.”

Third Quarter 2020 Financial Results and Conference Call

In separate press releases issued today, IDEX announced its financial results for the three-month period ended September 30, 2020. The press release is available in the “Investor Relations” section of the Company’s website.

IDEX will broadcast its third quarter earnings conference call over the Internet on Wednesday, October 28, 2020 at 9:30 a.m. CT. The Company will discuss its recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13694806.

About Eric Ashleman

Mr. Ashleman served as President of IDEX Corporation since February 2020 after becoming COO in 2015. He joined IDEX in 2008 as the President of Gast Manufacturing, an operating unit that produces high-quality, niche pneumatics. He then advanced through larger operating roles, including leadership of our Fire & Safety/Diversified Products and Health & Science Technologies segments. Prior to joining IDEX, he held positions at Schutt Sports, Danaher Corporation, AlliedSignal/Honeywell and Lincoln Brass Works. He received a bachelor’s degree in Economics and an MBA from the University of Michigan.

About Bill Cook

Mr. Cook has served as the Board’s Lead Director since 2015 and has served on our Board since 2008. Mr. Cook held the positions of President and CEO for Donaldson Company, Inc. from 2004 to 2015 and retired as Chairman of the Board in 2016. During his 35 years at Donaldson, he served in numerous senior executive positions and including as CFO and developed strong international business and organizational leadership skills. Mr. Cook is a director of Neenah, Inc. and Axalta Coating Systems Ltd. He earned a BS in business administration and an MBA from Virginia Tech.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Our products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

Contacts

Investors:
IDEX Corporation
William K. Grogan
Senior Vice President and Chief Financial Officer
(847) 498-7070

Media:
IDEX Corporation
Mark D. Spencer
Global Communications Leader

(847) 457-3793